Exhibit 99.1

Energy XXI Board of Directors Approves
Stock Repurchase Program

HOUSTON — May 6, 2013 — Energy XXI (Nasdaq:EXXI) (LSE:EXXI) today announced its Board of Directors has authorized the repurchase up to $250 million in value of the company’s common stock from time to time, in one or more open-market transactions.
The repurchase program authorizes Energy XXI to make repurchases on a discretionary basis as determined by management, subject to market conditions, applicable legal requirements, available liquidity and other appropriate factors. The repurchase program does not obligate Energy XXI to acquire any particular amount of common stock and may be modified or suspended at any time and could be terminated prior to completion. The repurchase program will be funded from the company’s cash on hand or available revolving credit facility. Any repurchased shares of common stock will be retained at the subsidiary level, subject to transfer to the parent company where they may be retired.
 In connection with the repurchase program, on May 1, 2013, the Board of Directors also approved a Rule 10b5-1 plan that allows Energy XXI to repurchase common stock at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by the company will have the authority under the pricing parameters and other terms and limitations specified in the 10b5-1 plan to repurchase shares on the company’s behalf.  The company will periodically report the number of shares purchased under the plan.
“The repurchase program reflects the confidence we have in the company and its prospects,” Chairman and Chief Executive Officer John Schiller said.  “We believe our own stock at these prices represents the best acquisition prospect currently available to us.”

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Cantor Fitzgerald Europe is Energy XXI’s listing broker in the United Kingdom.  To learn more, visit the Energy XXI website at www.EnergyXXI.com.

Enquiries of the Company

Energy XXI
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com
Greg Smith
Director, Investor Relations
713-351-3149
gsmith@energyxxi.com

Cantor Fitzgerald Europe
David Porter, Rick Thompson – Corporate Finance
Richard Redmayne – Corporate Broking
Tel: +44 (0) 20 7894 7000

Pelham Bell Pottinger
James Henderson
jhenderson@pelhambellpottinger.co.uk
Mark Antelme
mantelme@pelhambellpottinger.co.uk
+44 (0) 20 7861 3232